Additional Funds Supplement

October 15, 2026

State Street Bank and Trust Company

One Congress Street, Suite 1,

Boston,

MA 02114-2016,

USA

Attention: State Street

Re: New series for Columbia ETF Trust I

Ladies and Gentlemen:

With respect to that certain Administration Agreement between State Street Bank and Trust Company and each entity identified on Schedule A thereto dated October 15, 2025 (the “Agreement”), please be advised that:

•

Columbia ETF Trust I has established 2 new series to be known as Columbia RECS Laddered Moderate Buffer ETF and Columbia RECS Laddered Deep Buffer ETF (each, a “New Series”). Columbia ETF Trust I hereby requests that State Street will act as service provider for each New Series under the terms of the Agreement, as of 18th September 2026 (the “Effective Date”).

•	Columbia ETF Trust I has liquidated 1 series known as Columbia Research Enhanced Real Estate ETF effective 29th July 2026.

The revised version of Appendix A to the Agreement is attached to this letter.

The Agreement shall remain in full force and effect, except that it shall be modified as set forth herein. Any capitalized terms that are used but not defined in this Letter shall have the meaning ascribed to them in the Agreement.

By executing this letter, the parties (i) assume all of the obligations and responsibilities under the Agreement as if such New Series were originally parties to the Agreement and (ii) agree to be bound thereby.

In accordance with the provisions of the Agreement, please indicate your acceptance of the foregoing by executing this Letter and returning a copy to the Trust.

Sincerely,

On behalf of the Entities listed on Appendix A

Sincerely,

On behalf of the Entities listed on Appendix A

By:	/s/ Charles Chiesa
Name: Charles Chiesa
Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Richard W. Stowe
Name: Richard W. Stowe
Title: Managing Director, Duly Authorized

Effective Date: 9/18/2026

Appendix A

LIST OF TRUSTS AND PORTFOLIOS

Columbia ETF Trust I

Columbia AAA CLO ETF

Columbia Core Bond ETF

Columbia Core Plus Bond ETF

Columbia Corporate Bond ETF

Columbia Diversified Fixed Income Allocation ETF

Columbia High Dividend Premium Income ETF

Columbia International Equity Income ETF

Columbia Large Cap Growth ETF

Columbia Multi-Sector Municipal Income ETF

Columbia RECS Laddered Moderate Buffer ETF

Columbia RECS Laddered Deep Buffer ETF

Columbia Research Enhanced Core ETF

Columbia Research Enhanced International Equity ETF

Columbia Research Enhanced Mid Cap ETF

Columbia Research Enhanced Core Premium Income ETF

Columbia Research Enhanced Small Cap ETF

Columbia Research Enhanced Value ETF

Columbia Select Technology ETF

Columbia Short Duration Bond ETF

Columbia Short Duration High Yield ETF

Columbia U.S. Equity Income ETF

Columbia U.S. High Yield ETF

Columbia ETF Trust II

Columbia EM Core ex-China ETF

Columbia India Consumer ETF

Columbia Research Enhanced Emerging Economies ETF